Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Second Quarter Results, Updates Financial Guidance

TEANECK, N.J., February 7, 2024 (Business Wire) – Phibro Animal Health Corporation (Nasdaq: PAHC) (“Phibro” or the “Company”) today announced financial results for its second quarter ended December 31, 2023 and its updated financial guidance for the year ending June 30, 2024.

Highlights for the three months ended December 31, 2023 (compared to the three months ended December 31, 2022)

-Net sales of $249.9 million, an increase of $5.3 million, or 2%
-Net income of $1.3 million, a decrease of $5.9 million
-Diluted earnings per share of $0.03, a decrease of $0.15
-Adjusted EBITDA of $29.5 million, a decrease of $1.5 million, or 5%
-Adjusted net income of $13.5 million, a decrease of $0.3 million, or 2%
-Adjusted diluted EPS of $0.33, a decrease of $0.01, or 2%

We affirm our previously issued fiscal year 2024 guidance for the following measures:

–Net sales of $980 million to $1.020 billion
–Adjusted EBITDA of $106 million to $112 million
–Adjusted net income of $42 million to $47 million, and
–Adjusted diluted EPS of $1.04 to $1.16

We have updated our fiscal year 2024 guidance for the following measures:

-	Net income of $12 million to $17 million
-	Diluted EPS of $0.30 to $0.42
-	Adjusted effective tax rate of 28% to 30%

COMMENTARY

“I am pleased that we once again have delivered very strong top line growth in our core Animal Health segment, with 6% net sales growth as compared to the same quarter last year. Equally important, our Adjusted EBITDA growth in this segment grew at a similar pace, as we were led by the growth of high value new product introductions in our vaccine product line,” said Jack Bendheim, Phibro’s Chairman, President, and Chief Executive Officer.

Jack continued, “We expect continuing growth in our Animal Health business in the second half of the year. We also expect to see significant improvement in our Mineral Nutrition and Performance Products segments in the second half of the year, as we work through inventory imbalances and as we see a rebound in demand.”

Jack added, “I am very excited to welcome Glenn David to Phibro as Chief Financial Officer, as we recently announced. Glenn brings over 30 years of experience in commercial and financial leadership roles, including a wealth of knowledge in the animal health industry. He brings the capabilities needed to play a key role in Phibro’s future success and to bring value to our shareholders.”

QUARTERLY RESULTS

Net sales

Net sales of $249.9 million for the three months ended December 31, 2023, increased $5.3 million, or 2%, as compared to the three months ended December 31, 2022. Animal Health increased $9.3 million. Mineral Nutrition and Performance Products decreased $0.3 million and $3.7 million, respectively.

Animal Health

Net sales of $173.1 million for the three months ended December 31, 2023, increased $9.3 million, or 6%. Net sales of MFAs and other increased $4.8 million, or 5%, due to increased demand for our MFAs in international regions and for our processing aids used in the ethanol fermentation industry. Net sales of nutritional specialty products decreased $2.4 million, or 6%, mostly due to lower domestic dairy demand. Net sales of vaccines increased $7.0 million, or 31%, primarily due to poultry product introductions in Latin America, plus an increase in domestic demand.

Mineral Nutrition

Net sales of $61.3 million for the three months ended December 31, 2023, decreased $0.3 million, or less than 1%, primarily due to declines in average selling prices and some reduction in sales volume.

Performance Products

Net sales of $15.5 million for the three months ended December 31, 2023, decreased $3.7 million, or 19%, driven by decreased demand for personal care product ingredients and industrial chemicals.

Gross profit

Gross profit of $78.6 million for the three months ended December 31, 2023, increased $1.2 million, or 2%, as compared to the three months ended December 31, 2022. Gross margin decreased 10 basis points to 31.5% of net sales for the three months ended December 31, 2023, as compared to 31.6% for the three months ended December 31, 2022, due to decreased sales and unfavorable product mix in Mineral Nutrition and Performance Products.

Animal Health gross profit increased $4.1 million, primarily driven by higher sales volume and favorable product mix. Mineral Nutrition gross profit decreased $1.0 million, driven by lower sales volume and an increase in raw material costs. Performance Products gross profit decreased $1.6 million as a result of lower product demand and an increase in raw material costs. Acquisition-related cost of goods sold reduced gross profit by $0.3 million.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $62.9 million for the three months ended December 31, 2023, increased $1.4 million, or 2%, as compared to the three months ended December 31, 2022. SG&A for the three months ended December 31, 2023, included a $4.2 million cost for an unfavorable litigation result related to Brazil employment taxes paid from January 2013 through December 2015, an additional $0.3 million true-up to the pension settlement cost and $0.1 million for stock-based compensation. SG&A for the three months ended December 31, 2022, included $6.6 million of environmental remediation costs. Excluding these items, SG&A increased $3.4 million, or 6%.

Animal Health SG&A increased $2.3 million, primarily due to an increase in employee-related costs to support increased demand in Latin America and Asia Pacific. Mineral Nutrition and Performance Products SG&A was comparable to the prior year. Corporate costs increased by $1.4 million, driven by the planned increase in strategic investments.

Interest expense, net

Interest expense, net of $4.7 million for the three months ended December 31, 2023, increased by $0.8 million, as compared to the three months ended December 31, 2022, as a result of higher variable interest rates and slightly increased debt levels.

Foreign currency losses (gains), net

Foreign currency losses, net for the three months ended December 31, 2023, were $7.5 million, as compared to $(0.1) million of net gains for the three months ended December 31, 2022. Current period losses were driven by fluctuations in certain currencies related to the U.S. dollar, including a major devaluation in Argentina.

Provision for income taxes

The provision for income taxes was $2.3 million and $4.9 million for the three months ended December 31, 2023 and 2022, respectively. The effective income tax rates were 64.3% and 40.5% for the three months ended December 31, 2023 and 2022, respectively. The effective income tax rate for the three months ended December 31, 2023, increased due to an unfavorable mix of pre-tax income and related tax provisions in the various jurisdictions where we have operations and the relatively greater effect of certain items such as Global Intangible Low-Taxed Income on reduced pre-tax income.

Net income

Net income of $1.3 million for the three months ended December 31, 2023, decreased $5.9 million, as compared to net income of $7.2 million for the three months ended December 31, 2022. Operating income decreased $0.1 million, driven by higher SG&A, offset by favorable gross profit. Gross profit increased as a result of higher product demand in the Animal Health segment. SG&A included a $4.2 million cost for an unfavorable litigation result related to Brazil employment taxes paid from January 2013 through December 2015. Interest expense, net increased $0.8 million and foreign currency exchange resulted in increased losses of $7.6 million. Income tax expense increased by $2.6 million.

Adjusted EBITDA

Adjusted EBITDA of $29.5 million for the three months ended December 31, 2023, decreased $1.5 million, or 5%, as compared to the three months ended December 31, 2022. Animal Health Adjusted EBITDA increased $2.2 million due to gross profit from increased sales, partially offset by higher SG&A. Mineral Nutrition Adjusted EBITDA decreased $0.9 million, driven by lower gross profit. Performance Products Adjusted EBITDA decreased $1.5 million due to lower product demand and unfavorable product mix. Corporate expenses increased $1.3 million, driven by increased strategic investments.

Adjusted provision for income taxes

The adjusted provision for income taxes was $4.9 million and $7.2 million for the three months ended December 31, 2023 and 2022, respectively. The adjusted effective income tax rates were 26.7% and 34.3% for the three months ended December 31, 2023 and 2022, respectively. The improvement in our adjusted effective income tax rate for the three months ended December 31, 2023, was driven by a favorable mix of pre-tax income and the benefit of recently implemented global tax structuring.

Adjusted net income

Adjusted net income of $13.5 million for the three months ended December 31, 2023, decreased $0.3 million, or 2%, as compared to the prior year. Increased adjusted gross profit, driven by sales growth, was offset by higher adjusted SG&A and higher adjusted interest expense, net, with a partial benefit from a reduced adjusted provision for income taxes. Adjusted SG&A increased due to strategic investments and increased employee-related costs and adjusted interest expense, net, increased due to higher variable interest rates.

Adjusted diluted earnings per share

Adjusted diluted earnings per share was $0.33 for the quarter, a decrease of $0.01, or 2% as compared to the adjusted diluted earnings per share of $0.34 in the prior year.

BALANCE SHEET AND CASH FLOWS

●	Free cash flow was $37.0 million for the twelve months ended December 31, 2023
●	4.4x gross leverage ratio as of December 31, 2023
-$476 million total debt
-$108 million Adjusted EBITDA for the twelve months ended December 31, 2023
●	Cash and short-term investments of $92.5 million as of December 31, 2023

FISCAL YEAR 2024 FINANCIAL GUIDANCE

Our affirmed or updated fiscal year 2024 financial guidance is as shown in the table below. Comparisons are to the prior fiscal year and year-over-year percentages are calculated using the midpoint of the guidance ranges.

●	Net sales of $980 million to $1.020 billion, growth of 2%, affirmed
●	Net income of $12 million to $17 million, a decline of 55%, updated
●	Diluted EPS of $0.30 to $0.42, a decline of 56%, updated
●	Adjusted EBITDA of $106 million to $112 million, a decline of 3%, affirmed
●	Adjusted net income of $42 million to $47 million, a decline of 9%, affirmed
●	Adjusted diluted EPS of $1.04 to $1.16, a decline of 9%, affirmed
●	Adjusted effective tax rate of 28% to 30%, updated

The updated guidance reflects recent developments, including expense for Brazil employment taxes, additional foreign currency losses, primarily due to a major devaluation in Argentina, acquisition-related expenses from a recent small acquisition and the related effects on the provision for income taxes. Each of these items are reflected in our GAAP guidance but are excluded from adjusted measures.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the Company will review its financial results and respond to questions.

Date:	Thursday, February 8, 2024
Time:	9:00 AM Eastern
Location:	https://investors.pahc.com
U.S. Toll-Free:	+1 (888) 330-2022
International Toll:	+1 (365) 977-0051
Conference ID:	3927884

NOTE: To join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA, adjusted net income, adjusted diluted EPS and free cash flow to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

We are not providing a reconciliation of forward-looking guidance of non-GAAP financial measures to the most directly comparable GAAP financial measures because of the uncertainty regarding, and the potential variability of, certain of the items required for a reconciliation; accordingly, a reconciliation of the non-GAAP financial measure to the corresponding GAAP financial measure is not available without unreasonable effort.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Six Months
For the Periods Ended December 31	2023	2022	Change		2023	2022	Change

	(in millions, except per share amounts and percentages)
Net sales	$249.9	$244.6	$5.3	2%	$481.3	$477.2	$4.1	1%
Cost of goods sold	171.3	167.3	4.1	2%	335.0	331.1	3.8	1%
Gross profit	78.6	77.4	1.2	2%	146.3	146.0	0.3	0%
Selling, general and administrative	62.9	61.5	1.4	2%	131.4	116.5	14.9	13%
Operating income	15.7	15.8	(0.1)	(1)%	15.0	29.5	(14.6)	* %
Interest expense, net	4.7	3.9	0.8	20%	9.2	7.0	2.3	33%
Foreign currency losses (gains), net	7.5	(0.1)	7.6	*	14.2	5.1	9.1	*
Income (loss) before income taxes	3.6	12.1	(8.5)	(71)%	(8.4)	17.5	(25.9)	*
Provision (benefit) for income taxes	2.3	4.9	(2.6)	(53)%	(1.7)	6.5	(8.1)	*
Net income (loss)	$1.3	$7.2	$(5.9)	(82)%	$(6.7)	$11.1	$(17.8)	*

Net income (loss) per share
basic	$0.03	$0.18	$(0.15)	(82)%	$(0.17)	$0.27	$(0.44)	*
diluted	$0.03	$0.18	$(0.15)	(82)%	$(0.17)	$0.27	$(0.44)	*

Weighted average common shares outstanding
basic	40.5	40.5			40.5	40.5
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Gross profit	31.5%	31.6%			30.4%	30.6%
Selling, general and administrative	25.2%	25.2%			27.3%	24.4%
Operating income	6.3%	6.5%			3.1%	6.2%
Income (loss) before income taxes	1.4%	4.9%			(1.7)%	3.7%
Net income (loss)	0.5%	2.9%			(1.4)%	2.3%
Effective tax rate	64.3%	40.5%			19.9%	36.9%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Six Months
For the Periods Ended December 31	2023	2022	Change		2023	2022	Change

	(in millions, except percentages)
Net Sales
MFAs and other	$101.9	$97.2	$4.8	5%	$196.0	$190.0	$6.1	3%
Nutritional specialties	41.4	43.9	(2.4)	(6)%	81.6	82.9	(1.3)	(2)%
Vaccines	29.7	22.8	7.0	31%	55.9	45.8	10.2	22%
Animal Health	173.1	163.8	9.3	6%	333.6	318.7	15.0	5%
Mineral Nutrition	61.3	61.6	(0.3)	(0)%	117.4	121.3	(3.9)	(3)%
Performance Products	15.5	19.2	(3.7)	(19)%	30.3	37.2	(6.9)	(19)%
Total	$249.9	$244.6	$5.3	2%	$481.3	$477.2	$4.1	1%

Adjusted EBITDA
Animal Health	$39.3	$37.1	$2.2	6%	$67.8	$64.0	$3.8	6%
Mineral Nutrition	3.5	4.4	(0.9)	(20)%	6.4	9.7	(3.3)	(34)%
Performance Products	0.8	2.3	(1.5)	(64)%	2.2	4.7	(2.4)	(52)%
Corporate	(14.2)	(12.8)	(1.3)	10%	(28.3)	(25.3)	(3.0)	12%
Total	$29.5	$30.9	$(1.5)	(5)%	$48.1	$53.0	$(4.9)	(9)%

Ratio to segment net sales
Animal Health	22.7%	22.6%			20.3%	20.1%
Mineral Nutrition	5.7%	7.1%			5.4%	8.0%
Performance Products	5.3%	11.9%			7.4%	12.5%
Corporate (1)	(5.7)%	(5.2)%			(5.9)%	(5.3)%
Total (1)	11.8%	12.6%			10.0%	11.1%

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
Net income (loss)	$1.3	$7.2	$(5.9)	(82)%	$(6.7)	$11.1	$(17.8)	*
Interest expense, net	4.7	3.9	0.8	20%	9.2	7.0	2.3	33%
Provision (benefit) for income taxes	2.3	4.9	(2.6)	(53)%	(1.7)	6.5	(8.1)	*
Depreciation and amortization	8.9	8.5	0.4	5%	17.8	16.9	0.8	5%
EBITDA	17.1	24.5	(7.4)	(30)%	18.6	41.4	(22.8)	(55)%
Acquisition-related cost of goods sold	0.3	—	0.3	*	0.3	—	0.3	*
Pension settlement cost	0.2	—	0.2	*	10.7	—	10.7	*
Brazil employment taxes	4.2	—	4.2	*	4.2	—	4.2	*
Stock-based compensation	0.1	—	0.1	*	0.2	—	0.2	*
Environmental remediation costs	—	6.6	(6.6)	*	—	6.6	(6.6)	*
Foreign currency losses (gains), net	7.5	(0.1)	7.6	*	14.2	5.1	9.1	*
Adjusted EBITDA	$29.5	$30.9	$(1.5)	(5)%	$48.1	$53.0	$(4.9)	(9)%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful
(1)	Reflects ratio to total net sales

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months				Six Months
For the Periods Ended December 31	2023	2022	Change		2023	2022	Change

	(in millions, except per share amounts and percentages)
Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income
Net income (loss)	$1.3	$7.2	$(5.9)	(82)%	$(6.7)	$11.1	$(17.8)	*
Acquisition-related intangible amortization (1)	1.7	1.7	0.0	1%	3.3	3.3	0.0	1%
Acquisition-related intangible amortization (2)	0.8	0.8	0.0	3%	1.6	1.5	0.0	3%
Acquisition-related cost of goods sold (1)	0.3	—	0.3	*	0.3	—	0.3	*
Pension settlement cost (2)	0.2	—	0.2	*	10.7	—	10.7	*
Brazil employment taxes (2)	4.2	—	4.2	*	4.2	—	4.2	*
Stock-based compensation (2)	0.1	—	0.1	*	0.2	—	0.2	*
Environmental remediation costs (2)	—	6.6	(6.6)	*	—	6.6	(6.6)	*
Foreign currency losses (gains), net (3)	7.5	(0.1)	7.6	*	14.2	5.1	9.1	*
Adjustments to income taxes (4)	(2.6)	(2.3)	(0.3)	*	(8.7)	(5.4)	(3.3)	*
Adjusted net income	$13.5	$13.8	$(0.3)	(2)%	$19.0	$22.1	$(3.1)	(14)%

Statement of Operations Line Items - adjusted
Adjusted cost of goods sold (1)	$169.3	$165.6	$3.7	2%	$331.3	$327.8	$3.5	1%
Adjusted gross profit	80.6	79.0	1.6	2%	150.0	149.3	0.7	0%
Adjusted selling, general and administrative (2)	57.6	54.2	3.4	6%	114.8	108.4	6.3	6%
Adjusted interest expense, net	4.7	3.9	0.8	20%	9.2	7.0	2.3	33%
Adjusted income before income taxes	18.4	21.0	(2.6)	(12)%	26.0	34.0	(8.0)	(23)%
Adjusted provision for income taxes (4)	4.9	7.2	(2.3)	(32)%	7.0	11.9	(4.9)	(41)%
Adjusted net income	$13.5	$13.8	$(0.3)	(2)%	$19.0	$22.1	$(3.1)	(14)%

Adjusted net income per share
diluted	$0.33	$0.34	$(0.01)	(2)%	$0.47	$0.55	$(0.08)	(14)%

Weighted average common shares outstanding
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Adjusted gross profit	32.2%	32.3%			31.2%	31.3%
Adjusted selling, general and administrative	23.0%	22.2%			23.8%	22.7%
Adjusted income before income taxes	7.3%	8.6%			5.4%	7.1%
Adjusted net income	5.4%	5.6%			3.9%	4.6%
Adjusted effective tax rate	26.7%	34.3%			27.0%	34.9%

Amounts and percentages may reflect rounding adjustments.

*	Calculation not meaningful
(1)	Adjusted cost of goods sold excludes acquisition-related intangible amortization and acquisition-related cost of goods sold
(2)

Adjusted selling, general and administrative excludes acquisition-related intangible amortization, pension settlement cost, Brazil employment taxes, stock-based compensation and environmental remediation costs

(3)	Foreign currency losses (gains), net, are excluded from adjusted net income
(4)	Adjusted provision for income taxes excludes the income tax effect of pre-tax income adjustments and certain income tax items

Phibro Animal Health Corporation

Operating, Investing and Free Cash Flows

	Three Months			Six Months
For the Periods Ended December 31	2023	2022	Change	2023	2022	Change

	(in millions)
EBITDA	$17.1	$24.5	$(7.4)	$18.6	$41.4	$(22.8)
Adjustments
Acquisition-related cost of goods sold	0.3	—	0.3	0.3	—	0.3
Pension settlement cost	0.2	—	0.2	10.7	—	10.7
Brazil employment taxes	4.2	—	4.2	4.2	—	4.2
Stock-based compensation	0.1	—	0.1	0.2	—	0.2
Environmental remediation costs	—	6.6	(6.6)	—	6.6	(6.6)
Foreign currency losses (gains), net	7.5	(0.1)	7.6	14.2	5.1	9.1
Interest paid, net	(4.4)	(3.7)	(0.7)	(8.7)	(6.6)	(2.1)
Income taxes paid	(4.5)	(5.5)	1.1	(9.1)	(9.3)	0.2
Changes in operating assets and liabilities and other items	11.0	(24.2)	35.1	17.5	(50.3)	67.8
Net cash provided (used) by operating activities	$31.6	$(2.5)	$34.0	$47.8	$(13.2)	$60.9

Short-term investments, net	$(11.5)	$—	$(11.5)	$(19.5)	$7.0	$(26.5)
Capital expenditures	(11.0)	(9.8)	(1.1)	(18.4)	(33.0)	14.6
Business acquisition	(3.3)	—	(3.3)	(3.3)	—	(3.3)
Other investing, net	0.9	—	0.9	1.1	0.0	1.0
Net cash used by investing activities	$(24.9)	$(9.8)	$(15.0)	$(40.2)	$(26.0)	$(14.3)

Free cash flow:
Net cash provided (used) by operating activities	$31.6	$(2.5)	$34.0	$47.8	$(13.2)	$60.9
Capital expenditures	(11.0)	(9.8)	(1.1)	(18.4)	(33.0)	14.6
Building purchase (1)	—	—	—	—	15.0	(15.0)
Free cash flow (adjusted)	$20.6	$(12.3)	$32.9	$29.3	$(31.2)	$60.5

Amounts and percentages may reflect rounding adjustments.

(1)	Adjusted free cash flow for the six months ended December 31, 2022, excludes a $15 million purchase of property financed in part by a secured term loan

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a leading global diversified animal health and mineral nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Richard G. Johnson

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com